Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and CEO
Lowell, Arkansas 72745		(479) 820-8110
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. Hunt Transport Services, Inc. and Freightliner Announce 2003 Truck Package

LOWELL, ARKANSAS, November 25, 2002 — J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that an agreement has been reached with Freightliner LLC for a comprehensive truck sale and trade package for 2003.  Under the terms of the agreement, J.B. Hunt will purchase approximately 2,100 trucks from Freightliner in a one-for-one trade-in of older vehicles.  The package includes a variety of truck and engine types and will result in a significant reduction in the average age of the Company’s fleets, particularly in the Company’s Intermodal and Dedicated Contract Services (DCS) business segments.  Freightliner LLC is the largest heavy-duty truck manufacturer in North America.

As a result of the trades, the Company anticipates a reduction in maintenance expenses for 2003.  The agreement will increase net capital expenditures to approximately $200 million for the year from the previous estimate of approximately $150 million.  Based on Company projections and current cash balance, the Company does not expect the additional capital expenditures to create net additional borrowings for the year.  The package is for trades only and will not result in capacity additions to the fleet.  Approximately 450 tractor additions that had been delayed from 2002 to 2003 have now been further delayed until 2004 as a result of the new agreement.

Not only will the agreement reduce the average age of the Intermodal and DCS tractor fleets, allowing more effective driver recruiting and retention, it will also help the Company stabilize and control its maintenance costs longer term.  Further, this agreement will allow the Company the ability to customize truck and engine selection to fit the specific need of the Intermodal or DCS project.  The replacement trucks for Intermodal and DCS will be delivered primarily during the first half of 2003 and the majority of the units will be equipped with Mercedes MBE4000 engines.  The MBE4000 and its predecessor engine have been in production for several years and have been used successfully around the world in similar applications.

The Intermodal and DCS business units will retire the majority of their COE (cab-over) tractors in exchange for Conventionals.  The Company’s goal of providing best-in-class service to its customers will also be enhanced by the significant lowering of the average age of the Intermodal and DCS fleets by reducing both scheduled and non-scheduled downtime for repairs.  Replacement trucks for the Truck business segment will not be delivered until the third quarter of 2003, delaying any significant acceptance of the new EPA mandated heavy-duty engines.  Rate increases will be required to offset the significant increase in costs due to the Government’s EPA regulatory compliance once the new engines are in the fleet.

About JBHT

J.B. Hunt Transport Services, Inc. is one of the largest transportation logistics companies in North America with annual revenues of more than $2 billion.  The Company operates more than 10,750 trucks and approximately 46,000 trailers and containers.  J.B. Hunt creates supply chain value through a variety of engineered, optimal solutions that include truckload and intermodal transportation services, dedicated fleet management, electronic commerce and logistics management.  The Company’s stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2001, and current year Form 10-Q’s.  The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.